UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2011

CHINA AGRITECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34458	75-2955368
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 3F No. 11 Building, Zhonghong International Business Garden

Future Business Center,

Chaoyang North Road, Chaoyang District, Beijing, China 100024
(Address of Principal Executive Offices)

Company’s Telephone Number, Including Area Code:
(86)10-59621268

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Company’s Certifying Accountant.

On November 13, 2010, China Agritech, Inc. (the “Company”) appointed Ernst & Young Hua Ming (“E&Y”) as its independent registered public accounting firm.  On March 14, 2011, the Company terminated the services of E&Y. During the period from November 13, 2010 to March 14, 2011, E&Y never conducted a review or completed an audit of any of the Company’s financial statements.  The decision to terminate E&Y was recommended and approved by the Audit Committee of the Board of Directors of the Company.

The following events occurred within the period from E&Y’s engagement to the date of E&Y’s dismissal.  On December 15, 2010, E&Y provided a letter to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) describing certain matters that, if not appropriately addressed in a timely manner, may result in audit adjustments, significant deficiencies or material weaknesses and/or delays in meeting the 10-K filing deadline.  The Company believes it responded to the matters outlined in E&Y’s December 15, 2010 letter.  E&Y does not agree that those matters had been fully addressed and believes those matters could have materially impacted the Company’s internal control over financial reporting as of December 31, 2010.  On March 8, 2011, E&Y informed the Audit Committee that it had encountered additional issues and concerns that, in E&Y’s view, required additional information and procedures, including the initiation of an independent investigation, in order to verify certain transactions and balances recorded on the Company’s financial statements and records for the year ended December 31, 2010.  E&Y also orally advised the Audit Committee that it may not be able to rely on management’s representations based on the issues identified. The Company believes that it was taking appropriate steps to respond to E&Y’s recommendations for further investigation prior to the time of E&Y’s dismissal.  E&Y does not agree with the Company’s assertion in this regard.

On March 13, 2011, the Company announced that it formed a special committee of its board in order to investigate certain allegations made by third parties with respect to the Company and certain related issues and that the Company would not be able to meet the its Form 10-K filing deadline. E&Y informed the Company that, in its view, there was a material omission of fact from the Company’s press release relating to the formation of the special committee, as the press release did not specifically disclose that the independent investigation was related to issues which were identified during the performance of the Company’s year end audit.  E&Y further advised the Company’s representatives that E&Y may resign as the Company’s auditors if a revised press release was not issued. The Company, however, believed that the specific disclosure in the press release about the investigation combined with the disclosure of the indefinite delay in the 10-K filing, was a clear indication to the market that issues had arisen in connection with the annual audit which would have to be addressed.

E&Y informed the Company that the issues identified in performing their audit may, if further investigated, have adverse implications for the financial statements covering the three quarterly reports filed by the Company on Form 10-Q during 2010, and advised the Audit Committee to inform the predecessor auditors of the issues identified, so that they can assess the impact on prior financial reports.

The Company has provided E&Y with a copy of this disclosure and requested E&Y furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter is included as Exhibit 16.1 to this Form 8-K.

The Company has not appointed a new independent registered public accounting firm.  The Company will authorize E&Y to respond fully to the inquiries of any successor accountant concerning the subject matter of any potential reportable events and disagreements set forth above.  Other than as set forth above, there were no other disagreements or potential reportable events required to be described under Item 304(a) of Regulation S-K.

Item 5.02. Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

On March 14, 2011, the Company’s Board of Directors, received a letter from Zheng “Anne” Wang, in which Ms. Wang resigned as a member of the Company’s Board of Directors, as well as a member of the special committee of the Board of Directors, effective immediately.

Item 8.01. Other Events.

On March 14, 2011, the Company issued a press release announcing that it had dismissed E&Y as the Company’s auditors as a result of a determination by the audit committee that the engagement of E&Y for SOX 404 services raised doubts about the independence of E&Y to act as the Company’s auditors.  E&Y also informed the Company that it did not agree that the Company’s dismissal of E&Y resulted from independence concerns as described in the Company’s press release dated March 14, 2011. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

16.1	Letter of E&Y to the SEC dated March 18, 2011
99.1	Press Release dated March 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AGRITECH, INC.

Date: March 18, 2011	/s/ Yu Chang
Yu Chang
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

16.1	Letter of E&Y to the SEC dated March 18, 2011
99.1	Press Release dated March 14, 2011